Exhibit 8.1

Subsidiaries of EUDA Health Holdings Limited

EUDA Health Limited, A British Virgin Islands company

Fortress Cove Limited, A British Virgin Islands company

CK Health Plus SDN BHD, A Malaysian company

EUDA Health PTE LTD, A Singapore company

Kent Ridge Health Limited, A British Virgin Islands company

Super Gateway Group Limited, A British Virgin Islands company

Universal Gateway International PTE LTD, A Singapore company

Melana International PTE LTD, A Singapore company

Tri-Global Security PTE LTD, A Singapore company

UG Digitech PTE LTD, A Singapore company

UG Digital SDN BHD, A Malaysian company